Exhibit 99.1

ILG Completes Securitization of Vacation Ownership Notes

MIAMI, FL, September 22, 2017 — ILG, Inc. (Nasdaq: ILG) announced today that it has completed a term securitization transaction involving the issuance of $325 million of asset-backed notes. VSE 2017-A VOI Mortgage LLC, an indirect wholly-owned subsidiary of Vistana Signature Experiences, Inc. (“Vistana”) issued these notes in three tranches: $240 million of Class A notes rated AAA/AAA with an interest rate of 2.33%; $59 million of Class B notes rated A/A with an interest rate of 2.63%; and $26 million of Class C notes rated BBB/BBB with an interest rate of 2.93%. The notes are backed by vacation ownership loans from both Vistana Signature Experiences and Hyatt Vacation Ownership and had an overall weighted average coupon of 2.43%. The advance rate for this transaction was approximately 97%.

Of the $325 million in proceeds from the transaction, $65 million will be held in escrow to purchase additional vacation ownership loans, including the redemption of the outstanding balance on Vistana’s 2011 securitization or, if not used for said purpose, returned to the investors. The remainder will be used to pay transaction expenses, fund required reserves, pay down a portion of the borrowings outstanding under ILG’s $600 million revolving credit facility and for general corporate purposes.

The transaction was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Westin and Sheraton brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.ilg.com.

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